Exhibit 10.1

*** Text omitted and filed separately

Confidential Treatment Requested

under 17 C.F.R. §§200.80(b)(4) and 240.24b-2

COOPERATION AND SUPPLY AGREEMENT

(“Agreement”)

between

Neurobiological Technologies, Inc. and

NTI-Empire, Inc.

3260 Blume Drive – Suite 500

Richmond, California 94806

USA

(hereinafter collectively called „NTI”)

and

Nordmark Arzneimittel GmbH & Co. KG

Pinnauallee 4

25436 Uetersen

Germany

(hereinafter called „Nordmark”)

(NTI and Nordmark are individually referred to as “Party”

and collectively as “Parties”)

Preamble

1.	Whereas, Neurobiological Technologies, Inc. is an emerging drug development company focused on the clinical development and regulatory approval of neuroscience drugs.

2.	Whereas, NTI-Empire, Inc., a wholly owned subsidiary and Related Company (as defined in Art. 1.11 below) of Neurobiological Technologies, Inc., has acquired Empire Pharmaceuticals, Inc. of Greenville, NY (hereinafter called “Empire”).

3.	Whereas, Empire had acquired the exclusive worldwide rights to Viprinex™ (INN Ancrod) on the basis of a license agreement with Abbott Laboratories, parent company of its German subsidiary Abbott GmbH & Co. KG in Ludwigshafen, Germany in March 2002.

4.	Whereas, Viprinex™ is a medicinal product useful as a late stage perfusion therapy for the treatment of acute ischemic stroke.

CONFIDENTIAL

5.	Whereas, the active pharmaceutical ingredient of Viprinex™ is Ancrod which is derived from the raw venom of the Malayan pit viper and whereas, NTI is the owner of about 4 kg of such raw venom.

6.	Whereas, Nordmark develops, manufactures and places on the market medicinal products and whereas, Nordmark is the holder of manufacturing authorizations issued by the competent German authority on the basis of which Nordmark is entitled to manufacture active pharmaceutical ingredients as well as finished medicinal products.

7.	Whereas, Nordmark has comprehensive experience in the manufacture of active pharmaceutical ingredients (hereinafter called “API”) and whereas, Nordmark originally was part of Knoll.

8.	Whereas, Empire and Nordmark have entered into a Nondisclosure Agreement on April 19, 2004.

9.	Whereas, NTI is desirous of having Nordmark further develop and manufacture Ancrod and is desirous to be supplied with Ancrod by Nordmark.

10.	Whereas, in anticipation of the cooperation envisaged by the Parties NTI has paid an amount of Euro 400.000 (VAT included), to Nordmark to enable Nordmark to purchase certain equipment for the development and manufacture of Ancrod; provided, however, that NTI shall own all such purchased equipment.

11.	Whereas, NTI intends to have manufactured by a contract manufacturer in the United States a finished medicinal product containing Ancrod as API.

12.	Whereas, NTI furthermore intends to perform clinical trials with the finished investigational medicinal product with the aim to apply for registration of the finished pharmaceutical product containing Ancrod in the United States and other markets.

13.	Whereas, the Parties are desirous to cooperate, in accordance with the terms and conditions of this Agreement, with the intention to achieve registration of the finished pharmaceutical product containing Ancrod.

Now, therefore, the Parties agree as follows:

Article 1

Definitions

1.1

“Ancrod” (Viprinex™) means an API (as further described in Appendix 1) that is derived from API Starting Material, wherein such API is intended: (a) to be used in the manufacture of an Investigational Medicinal Product or a Medicinal Product in

accordance with this Agreement, and (b) to furnish pharmacological activity or other direct effect in the treatment of a disease.

1.2	“API” means an active pharmaceutical ingredient.

1.3	“Manufacture” means the production of Ancrod from API Starting Material, and the packaging and labelling thereof, including without limitation the respective in-process tests, analyses, final quality control and batch release according to GMP.

1.4	“API Starting Material” means the raw venom of the Malayan pit viper, as described in Appendix 2.

1.5	“Medicinal Product” means the finished pharmaceutical form of an Ancrod API intended to be used and marketed for treating or preventing disease in human beings.

1.6	“Registration” means the governmental approval (including marketing authorisation, pricing and reimbursement approval) according to German, European or United States law necessary to place a finished pharmaceutical product on the market in those countries or jurisdictions.

1.7	“Procedures” mean a description of the operations to be carried out, the precautions to be taken and the measures to be applied directly or indirectly to the Manufacture of Ancrod or to the Services provided in connection with this Agreement.

1.8	“Specifications” mean the description in detail of the specifications and requirements for Ancrod, as laid down in Appendix 1.

1.9	“Manufacturing Formulae and Processing Instructions” mean information and documents that state all API Starting Materials to be used by Nordmark hereunder, and that lay down all processing operations to be used in the Manufacture of Ancrod.

1.10	“Records” mean information and documents that relate to or describe the Services or the Manufacture of Ancrod, including without limitation a history of each batch of Ancrod and of all other relevant circumstances pertinent to the quality of Ancrod.

1.11	“Related Company” means any corporation, association or legal entity which is directly or indirectly controlling or controlled by NTI, wherein the term “control” means the ownership of more than 50% of the outstanding voting securities.

1.12	“Services” mean the services performed by Nordmark under this Agreement, as more fully described in Appendix 3.

1.13	“Ancrod Equipment” means any equipment that is purchased by Nordmark using funds provided by NTI. Such equipment (as set forth in Appendix 4) was, at the time of the commencement of the Parties’ cooperation, not yet in Nordmark’s possession. Before, during and after the term of this Agreement, all Ancrod Equipment shall be owned by NTI.

1.14	“Investigational Medicinal Product” means the pharmaceutical form of an Ancrod API intended to be tested in a clinical trial.

1.15	“Milestone” means a specific goal to be achieved by Nordmark, as described in Appendix 3.

Article 2

Subject of Agreement

2.1	Subject of Agreement is the performance of Services by Nordmark for NTI, the Manufacture of Ancrod by Nordmark on behalf of NTI and the supply of Ancrod to NTI, both prior to and after the Registration of the Medicinal Product.

2.2	The purpose of this Agreement is also to clearly establish and allocate the duties and responsibilities of each Party hereunder (Appendix 5).

2.3	Except as expressly set forth herein, no other rights or licenses are granted by NTI to Nordmark hereunder with respect to Services to be performed using API Starting Material or Ancrod, or with respect to Nordmark’s use or exploitation of API Starting Material or Ancrod.

Article 3

Supply of API Starting Material

3.1	NTI shall make available free of charge to Nordmark in good time the API Starting Material.

Article 4

Performance of Services

4.1	Nordmark undertakes to buy without undue delay the Ancrod Equipment as described in Appendix 4. The Ancrod Equipment shall remain the sole property of NTI.

4.2

Nordmark undertakes to perform the Services in a professional and competent manner and in accordance with the timescales set out in Appendix 3, and also to meet in person with NTI at least quarterly, and to provide Records to NTI at least quarterly, regarding the progress on the Services provided by Nordmark hereunder. Additionally, Nordmark may update NTI on its progress regarding the Services through weekly telephone conferences. During each quarterly meeting between NTI and Nordmark pursuant to this Article 4.2, the Parties shall discuss any changes, modifications or amendments to United States federal laws and regulations that are pertinent to the Services or the Manufacture of Ancrod hereunder and that are within the knowledge of each Party.

4.3	NTI undertakes to pay the Milestone amount allocated to each Milestone event laid down in Appendix 3. Fifty percent (50%) of each such Milestone amount shall be paid by NTI within 30 days after NTI receives written notice from Nordmark that Nordmark has initiated work in connection with the corresponding Milestone event. The remaining 50% of each such Milestone amount shall be paid by NTI to Nordmark within 30 days after NTI receives written notice from Nordmark that the corresponding Milestone event has been achieved; provided, however, with respect to any Milestone payment that is the subject of such written notice, NTI (in its sole discretion and prior to the due date for the corresponding Milestone payment) may request access to Nordmark’s Records (including without limitation Nordmark’s raw data) related to Nordmark’s achievement of such Milestone event, so that NTI may review such Records in order to verify such achievement by Nordmark before making the corresponding Milestone payment. If Nordmark and NTI dispute in good faith Nordmark’s achievement of such Milestone event, either Party may promptly notify the other Party that it wishes to submit the dispute for resolution by designated representatives of each Party (Stephen Petti, NTI’s Vice President, Product Development, and Manfred Kurfürst, Nordmark’s Head of Biological Products Production, Marketing and Sales (or a person otherwise substituted or designated by a Party)) (each a “Representative”). The Representatives shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed thirty (30) calendar days following one Party’s receipt of such notice from the other Party, unless the Representatives mutually agree in writing to extend such period of negotiation; provided, however, that in no event shall such period of negotiation be longer than 45 days after the date of initiation of such good faith negotiations by the Representatives. If the Representatives cannot resolve such dispute within such 30-day (or mutually extended) period, the dispute shall be resolved in accordance with Art. 17.2.

4.4

The Parties are aware of the necessity to expedite the Services and the Manufacture and supply of GMP batches of Ancrod. To that end, the final Milestone event in Appendix 3 requires delivery of three GMP batches of Ancrod on or before July 29, 2005. If (a) Nordmark releases the first of the three GMP batches prior to June 10, 2005, NTI undertakes to pay to Nordmark an extra bonus of [***] of the total amount actually paid or owed by NTI in connection with the Down Payment and Milestone events set forth in Appendix 3; and (b) if Nordmark releases the first of the three GMP batches on or before June 6, 2005; NTI will pay an additional [***] (i.e., the [***] bonus set forth in (a) above plus [***]);

* Confidential Treatment Requested

and (c) if Nordmark releases the first of the three GMP batches on or before June 1, 2005; NTI will pay an additional [***] (i.e., the [***] bonus set forth in (a) above plus [***]).

4.5	Nordmark shall maintain true and accurate Records, including all books, records, test and laboratory data, reports and all other information relating to the Services, and all information required to be maintained by all applicable laws and regulations and Nordmark’s standard operating procedures. Such Records shall be maintained in forms, notebooks and records for a period of at least three (3) years or longer if required by applicable laws or regulations. Nordmark shall not dispose of any Records without first providing at least sixty (60) days’ prior written notice of its intent to dispose of any Records, and if NTI so requests prior to such disposal, Nordmark shall transfer such Records to NTI at NTI’s cost and expense.

4.6	If the Parties mutually determine that, in addition to the Milestone events laid down in Appendix 3, other Milestone events would be appropriate to achieve the cooperative endeavors and goals of the Parties hereunder, the Parties may mutually agree to establish in writing additional Milestone events (and the corresponding terms and conditions related thereto). Any such additional Milestone events (and related terms and conditions) shall be attached to this Agreement as an addendum to Appendix 3.

Article 5

Obligations of Nordmark

5.1	Nordmark undertakes to strictly adhere to all applicable legal provisions, and especially to the German Drug Law (AMG), to the regulation governing the operations of pharmaceutical companies (PhBetrV) and to the principles and guidelines of Good Manufacturing Practices, as the laid down in the EC-Guide to good manufacturing practice for medicinal products (GMP), including its annex 18 for API’s (The Rules governing medicinal products in the European Union, Volume 4), in Title 21 of the United States Code of Federal Regulations, parts 210 and 211, and in applicable guidelines that have been issued (or may be issued in the future) by the FDA, and to NTI’s Specifications and commercially reasonable Manufacturing and testing instructions.

5.2

Nordmark furthermore undertakes to release Ancrod for shipment to NTI (or to a drug manufacturer in the United States nominated by NTI) only if it meets all Specifications, the Manufacturing Formulae and Processing Instructions and any other requirements set forth in documents relevant to Ancrod pursuant to Art. 6.1. On written request and risk of NTI, Nordmark will “pre-release” the first of the three GMP batches of Ancrod (as described in Article 4.4) for shipment to NTI with a preliminary certificate of analysis with respect to the Specifications. This first GMP batch will be shipped to NTI or to a third party designated by NTI. This

* Confidential Treatment Requested

pre-released batch shall not be used in humans before Nordmark has determined that such batch meets all Specifications pursuant to Article 6.1 and is finally released by Nordmark; provided, however, that such final release by Nordmark shall be provided to NTI on or before the occurrence of the earlier of: (a) the date that is four weeks after the date of pre-release of such batch to NTI, or (b) July 14, 2005. As far as the shelf life of Ancrod is concerned, Nordmark does not give a guarantee; provided that, with respect to any Ancrod produced by Nordmark that meets all Specifications, Nordmark shall store and ship such Ancrod in accordance with industry standards and NTI’s instructions.

5.3	Nordmark shall use Ancrod, API Starting Material and Ancrod Equipment solely and exclusively for the purposes of this Agreement. For the sake of clarity, Nordmark agrees that NTI shall own all side fractions and unused portions of Ancrod in the possession of Nordmark, which shall be used by Nordmark solely and exclusively for the purposes of this Agreement. If Nordmark should desire to use an aliquot of such side fractions and/or unused portions of Ancrod or API Starting Material for its internal research use only, Nordmark shall notify NTI in writing of such requested use. This written request shall set forth a description and amount of such material that Nordmark wishes to use, and a description of the intended use of such material. NTI shall consider in good faith such request (and the terms and conditions that may be attached to such requested use), but the final approval or denial of such request shall be in NTI’s sole discretion.

Article 6

Making Available Technical Information and Documents

6.1	NTI has made and will make available to Nordmark relevant, up-to-date, Ancrod-related technical information and other documents that are necessary and/or appropriate with regard to the Manufacture, quality control, handling and storage of Ancrod and API Starting Material, and in particular NTI shall provide the Specifications, Manufacturing Formulae and Processing Instructions, packaging instructions, sampling Procedures and testing Procedures, as listed in Appendix 6. Furthermore NTI shall supply to Nordmark any additional information relating to Ancrod or API Starting Material in NTI’s possession which Nordmark may reasonably request during the term of this Agreement for the fulfillment of Nordmark’s obligations under this Agreement.

6.2	Within two months after completion of any Ancrod production run, Nordmark undertakes to make available to NTI the necessary and useful documents (including without limitation lot release testing documentation) that a drug manufacturer may reasonably request in order to use Ancrod for the Manufacture of the finished Investigational Medicinal Product.

6.3	In the case of any deviation from or change of the technical information, Specifications or Manufacturing Formulae and Processing Instructions, such deviation or change may be executed by Nordmark only after written consent of NTI. Should the technical information, Specifications or Manufacturing Formulae and Processing Instructions violate any legal rules or orders, as applicable at the site of production, Nordmark shall inform NTI in writing without undue delay after having received knowledge thereof in order to enable the Parties to jointly find a solution of such problems.

6.4	Nordmark shall carry out all necessary and relevant tests (including without limitation specified lot release tests) in order to ensure the quality of each lot and batch of Ancrod Manufactured for NTI, and shall release Ancrod for delivery only if it meets all Specifications (in accordance with Art. 5.2). Nordmark shall, on request, supply to NTI’s representative adequate test samples of materials obtained, generated or provided by Nordmark hereunder, and copies of information and documents relating to the Services, Ancrod or API Starting Material, including without limitation Manufacturing and quality control documents and further information on in-process control and the Manufacturing process.

6.5	Nordmark shall pass on to NTI, simultaneously with the shipment of each batch of Ancrod, the corresponding certificate of analysis and copies of related raw data relevant to such batch (including without limitation raw data pertaining to lot release tests), as well as, on NTI’s request, other information related to the in-process control and the Manufacturing control. The certificate of analysis shall be signed by Nordmark’s qualified person with regard to quality control, and shall serve as evidence for the proper release of such batch of Ancrod by Nordmark.

Article 7

Documentation and Defective Products

7.1	Nordmark shall keep all Records, including without limitation Manufacturing and quality control documentation, as required by the applicable law pursuant to Art. 5.1. If required by applicable law or regulation, and upon prior written notice to NTI, Nordmark may retain a sufficient and representative amount of samples of Ancrod and of the API Starting Material. Nordmark shall at all times use all reasonable endeavors to keep the NTI materials secure and safe from loss and damage, in such manner as Nordmark stores its own or its other customers’ material of similar nature, but in no event shall Nordmark use less than reasonable care; nor shall Nordmark disclose to any third party or otherwise part with possession of the materials or information provided by NTI hereunder.

7.2

NTI shall be entitled to inspect - at any time during normal business hours - the facilities of Nordmark where the Manufacturing of Ancrod takes place and where the API Starting Material, intermediate products and the Ancrod API are stored

(“GMP Compliance Audit”). Such GMP Compliance Audit shall also include the right of NTI to inspect the relevant Records (including without limitation Manufacturing and quality control documentation) and to take samples of materials obtained, generated or provided by Nordmark hereunder. Nordmark undertakes to give NTI all necessary or reasonably requested support and information for this purpose. The costs for such GMP Compliance Audits shall be borne by NTI, except for one annual GMP Compliance Audit by NTI, the costs for which shall be borne by Nordmark.

7.3	If any batch of Ancrod does not comply with the Specifications of NTI for reasons which lie in within the responsibility or control of Nordmark, then Nordmark shall remedy such defect at its own cost and by prior written agreement with NTI. If the Parties mutually determine that such remedying by Nordmark is not possible or advisable, then with the prior written consent of NTI Nordmark shall properly destroy the defective batch of Ancrod free of charge. Nordmark shall not be entitled to a fee or any other payment from NTI for any such unusable batch of Ancrod. In such case, Nordmark shall provide free of charge a replacement delivery of Ancrod without undue delay. Should the Parties mutually determine that the Ancrod batch’s non-compliance with the Specifications did not lie within the responsibility or control of Nordmark, the Parties shall jointly work to find a solution to the problem. If the Parties dispute whether such non-compliance with the Specifications was within the responsibility or control of Nordmark, the Parties will use good faith efforts to resolve such dispute within four weeks after the dispute arises. If the Parties are unable to resolve such dispute within such four week period, such dispute shall be resolved in accordance with Art. 17.2.

7.4	In the event of a defect in any Ancrod supplied to NTI by Nordmark hereunder, if NTI does not complain in writing with Nordmark without undue delay after discovery of such defect, indicating batch number and delivery date, NTI loses any rights granted to NTI under subp. 3 of this Article 7.

Art. 8

Intellectual Property and Improvements

8.1

Ownership by NTI. As between Nordmark and NTI, NTI shall own all right, title and interest in and to the API Starting Material, Ancrod, and all NTI information, NTI materials (collectively, “NTI Intellectual Property”), and any and all information, data, inventions, discoveries, modifications, derivatives, improvements, know-how, technology and other intellectual property of any kind whatsoever (whether or not patentable) relating to NTI Intellectual Property (whether discovered, obtained, generated, or derived by NTI or by Nordmark), including without limitation all Manufacturing processes and all tangible and intangible property relating thereto, that are identified, discovered, developed, conceived, or reduced to practice in connection with the performance of the Services, Manufacturing or otherwise under this Agreement (collectively, “Developments”). In the event that Nordmark or any other person working on or in connection with the Services, Manufacturing or this Agreement shall for any reason be determined to be the inventor, author, designer or owner of any Developments, then this Agreement shall constitute an assignment of such Developments to NTI. Nordmark agrees that it will, and it will cause any other person working on or in connection with the Services or this Agreement to, promptly disclose any Development to NTI and, at the request of NTI, execute and deliver any and all documents and give all reasonable assistance to NTI which may be necessary or desirable.

8.2	Ownership by Nordmark. As between Nordmark and NTI, Nordmark retains all right, title and interest in and to any and all patents, patent applications and technical or other information relating directly to the Services, to the extent that any one of these is not a Development or NTI Intellectual Property, as described in Art. 8.1 above (“Nordmark Intellectual Property”).

Article 9

Confidentiality

9.1	Nordmark shall use the technical information given to it by NTI pursuant to Art. 6.1 or otherwise under this Agreement only for purposes of this Agreement, shall keep it strictly confidential and shall make it accessible only to those persons who are entrusted with the performance of this Agreement. Nordmark shall oblige these persons accordingly to maintain the confidentiality obligations of Nordmark under this Agreement. The restriction of use and confidentiality obligations set forth in this Article 9 shall survive the term of this Agreement for a period of 10 years, commencing with the termination of this Agreement.

9.2	The restriction of use and confidentiality obligations shall not apply to such information that:

a)	Nordmark can establish by prior written records was already known to Nordmark without any obligation of confidentiality to a third party, or was available to the public, at the time of disclosure to Nordmark by NTI, or

b)	at any later date is made known to Nordmark without any obligation of confidentiality to a third party, or is made available to the public other than by breach of this Agreement by Nordmark.

9.3

Furthermore, the restriction of use and confidentiality obligations shall not apply to such information that, due to its nature, must be divulged to any third party, in particular to any competent judicial or administrative authority, being legally entitled to know said information, provided, however, Nordmark shall inform NTI without undue delay of such order, request or inspection, in order to permit NTI to limit such disclosure and to obtain confidential treatment or a protective order for such disclosure so ordered, requested or inspected. Where appropriate or necessary, Nordmark shall secure that the third party or judicial or administrative authority receiving said information is bound by a secrecy and non-use obligations similar to those laid down in subp. 1 of this Article 9.

9.4	Any conflict between the Nondisclosure Agreement dated April 19, 2004 (between Empire and Nordmark) and this Cooperation and Supply Agreement will be controlled by this Cooperation and Supply Agreement.

Article 10

Forecast and Delivery of Ancrod

10.1	NTI shall, prior to the commencement of clinical trials with the Investigational Medicinal Product and – after Registration - prior to placing the finished Medicinal Product on the market, supply Nordmark by September 30 of each year with a non-binding annual forecast of the required quantities of Ancrod. NTI shall provide Nordmark a binding, rolling 90 day forecast of its required quantities of Ancrod, including the desired delivery dates of such quantities of Ancrod.

10.2	Nordmark shall meet the agreed Ancrod quantitities and delivery dates within the scope of the binding, rolling 90 day forecasts (as described in Art. 10.1). Nordmark is not entitled to deliver any batch of Ancrod before its release according to Art. 5.2. Any delivery of Ancrod by Nordmark to NTI or its designated consignee shall be affected “free carrier” at the place of the carrier nominated by NTI (INCO-terms 1990 FCA). If unforeseeable circumstances occur (for example, any of as those set forth in Article 15) that could result in a delay of delivery, Nordmark shall without undue delay inform NTI accordingly.

Article 11

Warranties

11.1	Warranties by NTI. NTI represents, warrants and/or covenants to Nordmark that it has, and shall at all times throughout the term of this Agreement have, the right to supply the NTI materials and the NTI information to Nordmark for the purpose of performing the Services.

11.2	Warranties by Nordmark. Nordmark represents, warrants and/or covenants to NTI that:

(I)

the Services shall be performed in accordance with the terms and conditions of this Agreement, and in compliance (a) with all standards generally accepted in Germany and the United States for commercial production of APIs, and (b) with all applicable German or United States federal laws and regulations relating to performance of the Services;

(II)	the Nordmark Intellectual Property is owned by Nordmark or Nordmark is otherwise entitled to use it for the purposes of providing Services during the term of this Agreement, and Nordmark shall not do or cause anything to be done which would adversely affect its ownership or entitlement to use the same for those purposes;

(III)	all necessary consents, approvals and authorizations of all regulatory authorities, agencies and other persons required to be obtained in connection with the Services has been or will be obtained as of the date of performance of the applicable Service;

(IV)	as of the Effective Date, to the best of Nordmark’s knowledge and belief, the use by Nordmark of the Nordmark Intellectual Property for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) of any third party; and

(V)	the execution and delivery of this Agreement and the performance of Nordmark’s obligations hereunder do not conflict with, or constitute a default or require any consent under any material contractual obligation of Nordmark.

11.3	Disclaimer of Other Warranties. Except for the warranties given under Art. 11.1 and 11.2, the Parties give no warranties in respect of the NTI information, NTI materials (including Ancrod and API Starting Material), NTI Intellectual Property, Nordmark Intellectual Property, Developments and the Services, whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such warranty of fitness or suitability for a particular purpose or use under any conditions whether or not known to the warranting Party) and any such warranty is hereby excluded.

Art. 12

Liability

12.1	Each Party shall be liable to the other Party under the applicable law for damages caused by it. In the case of both Parties having caused and/or contributed by fault to any damages, such damages shall be shared in the ratio of each Party’s causal contribution and/or of each Party’s fault as the case may be.

12.2	If damages, however, occur with respect to patients having used the Investigational Medicinal Product or the registered Medicinal Product, and if this damage is caused by any latent or patent defect of Ancrod which arose during the Manufacture, quality control or product release according to GMP or the technical information given by NTI, then Nordmark will be liable to NTI; provided, however, that NTI can demonstrate that the damage was caused by Ancrod as API of the Investigational Medicinal Product or registered Medicinal Product, and further provided that the damage was caused by Nordmark’s intent, willful misconduct or gross negligence. If such damage arises under the national law applicable to NTI or to a third party acting on behalf of NTI, NTI (or the third party acting on behalf of NTI), as the party that places the products containing Ancrod on the market, will be liable to an injured patient irrespective of the causation of the damage and if, furthermore, the cause for such damage can be attributed to Nordmark’s responsibility in accordance with the foregoing sentence, then NTI may make a claim against Nordmark for compensation.

12.3	To the extent that one Party is liable to the other Party under this Article 12, or for any claim or damage arising from a Party’s material breach of this Agreement, that Party shall indemnify and hold harmless the other Party from all third parties’ claims arising from or in connection with such liability, damage or claim, including all defence costs and legal and consultants’ fees incurred by the indemnified party.

12.4	Nordmark assures that it has entered into a product liability insurance policy covering any risks caused by the Manufacturing of Ancrod. Nordmark’s liability under this Agreement is limited to the amounts covered by Nordmark’s liability insurance, i.e. to Euro 5.000.000,- per case and Euro 10.000.000,- per year.

12.5	Each Party shall inform the other Party without undue delay and in writing if and when third parties’ claims are made against it in accordance with Art. 12.2 or 12.3. The Parties will then without undue delay seek to reach a mutual agreement concerning the defence against such claims or the settlement of such third parties’ claims.

12.6	To the extent this Agreement does not provide for otherwise, the Parties shall have no claim against each other for compensation of indirect and/or consequential damages, with the exception of claims or recourse for claims of patients or their legal successors and dependants regarding adverse drug effects caused by Ancrod not being in compliance with the quality owed by Nordmark pursuant to this Agreement.

Article 13

Fees and Payments

13.1	The fees payable by NTI for the Manufacture of Ancrod after Registration of the finished Medicinal Product will be agreed in writing separately and be invoiced and paid in Euros ?).

13.2	The Parties shall agree to adjust the fees pursuant to subp. 1 by the beginning of October for the following calendar year.

13.3	If the Parties cannot agree on the adjustment of the fees by the beginning of October, the currently applicable fees will remain in force until the Parties have reached a new fee agreement. In such case, an appropriate retroactive correction of the fees paid for batches of Ancrod manufactured from October 1 until the date of such new agreement shall also be taken into consideration and agreed upon.

13.4	If one of the following events takes place, the fees payable under Art. 13.1 and 13.2 shall be adjusted appropriately at the end of each calendar year. Any mutually agreed adjustments to the fees previously paid by NTI in that calendar year shall be established in detail, and shall be balanced (by additional payments or reimbursements) as soon as feasible thereafter, at the latest, however, by February of the following year:

a)	material deviation from the annual quantities of Ancrod set forth in the applicable binding forecast for that year on which the fees have been based, provided that such material deviation must exceed 10% (ten percent) of the annual quantities forecasted. If the annual quantity of Ancrod actually manufactured by Nordmark in a given year exceeds the forecasted quantity by more than 10%, then the Parties shall mutually determine in good faith if additional costs related to such excess quantity shall be payable to Nordmark.

b)	significant change of the Manufacturing costs on which the fees have been based, due to any material amendment to the technical information by NTI and/or to a material change in the applicable GMP standards.

13.5	Nordmark shall invoice the fees to NTI monthly for Ancrod Manufactured and despatched in the preceding month. Invoices are payable within 30 days after receipt of the invoice and the goods.

13.6	Nordmark may request that, at its costs, the auditor who audits Nordmark’s annual financial accounts, controls and confirms for NTI whether the fees charged to NTI have been calculated in compliance with this Agreement, and whether the cost determination is in compliance with the costs calculation system mentioned in subp. 4.

13.7	Unless otherwise indicated in the invoices or in writing by Nordmark, all mentioned prices and charges are free of VAT and inclusive of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Nordmark. Nordmark shall promptly provide to NTI receipts from the government or taxing authority evidencing payment of such taxes, if available, or other written proof of payment if official receipts are not available, and shall provide reasonable assistance to NTI to obtain applicable tax credits or refunds therefor.

Article 14

Ownership and Storage

14.1	The API Starting Material and other materials and information made available by NTI hereunder, and all Ancrod Manufactured therefrom, shall remain in the ownership of NTI. Nordmark shall inform NTI without undue delay, if and when any third Party asserts any claim, right or title in or to any of such materials, information or products.

14.2	Nordmark shall store the API Starting Material, intermediates and Ancrod owned by NTI in a safe and orderly manner. The quantities of the API Starting Material to be stored should relate appropriately to the Manufacturing requirements of Nordmark hereunder.

14.3	NTI undertakes to insure the Ancrod, the API Starting Material and any other material owned by it and sent to Nordmark, at its own cost, against loss and damages.

14.4	For the purpose of safeguarding claims against carriers, Nordmark shall immediately after receipt examine every delivery of API Starting Material and any other material made available by NTI for transport, damages and shortages. Visible transport damages and shortages shall be noted specifically in the consignment papers and a signature shall be obtained from the driver of the carrier. Concealed transport damages shall be reported by Nordmark immediately on detection.

14.5	The API Starting Material and any other material delivered and owned by NTI shall be recorded separately in the accounts of Nordmark. Nordmark shall prepare annually an inventory of NTI’s materials for NTI, and shall convey at least monthly reports on entries, usages and despatches of the API Starting Material and any other materials made available by NTI, as well as of the intermediates and Ancrod made therefrom. Further details regarding frequency and contents of the reports will be determined by NTI in co-operation with Nordmark. The costs for the inventory and reporting are included in the fees payable by NTI hereunder.

Article 15

Force Majeure

15.1	Circumstances or events which cannot be avoided nor prevented by a reliable manufacturer applying due care (inter alia including acts of God, natural events, war, sabotage, strikes, lock-outs, factory break-downs, lack of access to raw materials or energy, official orders or measures, and the like), and which significantly impair or aggravate a Party’s performance under this Agreement (a “Force Majeure” event) shall release the affected Party from its performance obligation for the duration of the Force Majeure event.

15.2	The affected Party shall inform the other Party without undue delay about the extent and duration of such Force Majeure event. Furthermore, the affected Party shall use its commercially reasonable efforts to resume proper performance within an appropriate period of time. Notwithstanding the foregoing, if the Force Majeure condition continues beyond 30 days, the Parties shall jointly decide on an appropriate course of action that will permit fulfillment of the Parties’ objectives hereunder.

Article 16

Duration and Termination

16.1	This Agreement shall come into force and effect on September 1st, 2004, and shall remain valid until October 31, 2019.

16.2	Six months prior to expiration of this Agreement as laid down in subp. 1, the Parties will enter into discussions regarding whether (and if in the affirmative, under which conditions) this contractual relationship may be continued. Notwithstanding subparagraph 1 of this Article 16, NTI remains entitled to terminate this Agreement at any time, provided at least one of the following conditions occurs:

a)	the clinical trial with the Investigational Medicinal Product has to be discontinued due to lack of safety or therapeutic efficacy;

b)	after Registration, the Registration is withdrawn or revoked by the competent authority;

c)	NTI: (i) determines not to commercialize or continue to commercialize the Medicinal Product; or (ii) changes its business strategy relating to the Investigational Medicinal Product or Medicinal Product, NTI shall provide at least sixty (60) days’ prior written notice of termination to Nordmark; or

d)	NTI sells or transfers to a third party (other than a Related Company) all or substantially all of its assets or business to which this Agreement relates; provided that, due to the unique nature of Ancrod and processes related to its Manufacture, in such event NTI shall use commercially reasonable efforts to encourage such third party to continue to use Nordmark for performance of Services and Manufacture and supply of Ancrod in accordance with this Agreement.

16.3	Either Party has the right to terminate this Agreement with immediate effect in the event that:

a)	insolvency, receivership or bankruptcy proceedings are instituted by or against the other Party (provided that, with respect to any involuntary proceeding, such proceeding is not dismissed within 90 days); or the other Party enters into any arrangement or composition with its creditors or into a liquidation (whether voluntarily or compulsory); or the other Party’s business is closed down by the competent executive or judicial authorities.

b)	the other Party fails or becomes unable to perform any of its substantial obligations or undertakings to be performed hereunder, and such default or inability is not cured within 30 days after the defaulting Party’s receipt of written notice from the non-defaulting Party that specifies such default or inability.

c)	the other Party is in material breach of any of its obligations under this Agreement, and such material breach is not cured within 30 days after the breaching Party’s receipt of written notice from the non-breaching Party that specifies such material breach.

16.4	Notices of termination of this Agreement shall be in writing.

16.5	In case this Agreement expires or terminates for any reason, Nordmark shall:

a)	no longer use the confidential technical information and materials of NTI, and shall return to NTI any and all materials and documentation relating thereto; Nordmark may, however, retain one archival copy of such documentation (in a department different from its production and quality control departments) solely for the purpose of fulfilling its obligations hereunder;

b)	give NTI assistance in manufacturing technology transfer to NTI (or to any third party designated by NTI) to the extent such transfer is legally possible, and shall hand over to NTI all API Starting Material and other materials made available or provided by NTI as well as - against payment of proportionate fees - partly or completely manufactured Ancrod;

c)	hand-over to NTI - against reimbursement of Nordmark’s cost price - any API Starting Material, and all other materials that have been acquired or produced hereunder by Nordmark specifically for Ancrod and that cannot be used by Nordmark for other purposes.

Article 17

Applicable Law and Place of Arbitration

17.1	This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany. The uniform law of the international sale of movable goods, as well as the uniform law on the formation of contracts for the international sale of goods, shall not apply.

17.2	The Parties undertake to amicably solve any disputes between them arising from this Agreement or concerning its validity. If they fail to do so, then either Party may request that such dispute be resolved by arbitration pursuant to the applicable Rules of Conciliation and Arbitration of the International Chamber of Commerce. The ordinary Courts of Justice shall have no jurisdiction regarding any such dispute. Notwithstanding the foregoing, the prevailing Party may enforce such arbitration decision against the other Party in any court having jurisdiction.

17.3	Place of arbitration shall be New York City, New York.

17.4	The language to be used in arbitration proceedings shall be English.

17.5	If any counterclaim is raised by a Party, an award thereon shall be made in the same arbitration proceeding applying the law mentioned in subp. 1.

17.6	The arbitrator who resolves a dispute pursuant to Article 17.2 shall be solely responsible for allocating the costs of the arbitration between the Parties; provided, however, to the extent that the topic of such dispute is an amount of money, the costs of the arbitration shall be borne by the Parties in proportion to the arbitrator’s resolution of such monetary dispute. Each Party shall bear its own attorneys’ fees, expert fees and witness fees, and all associated costs and expenses.

Article 18

Miscellaneous; Final Provisions

18.1	Neither Party may transfer rights or duties from this Agreement to any third Party without written approval of the other Party; provided that NTI may assign this Agreement, without consent of Nordmark, (a) to a Related Party, or (b) in connection with the transfer or sale of all or substantially all of NTI’s assets or business to which this Agreement relates, or in the event of NTI’s merger or consolidation with, acquisition by, or sale to another company.

18.2	Should one or more provisions of this Agreement be or become ineffective, the remaining provisions of this Agreement remain in full force and effect. In such case, the Parties shall promptly discuss such ineffective provision(s), and shall substitute such provisions by valid and enforceable ones that will achieve as far as possible the intentions of the Parties. If, however, the Parties do not succeed in substituting such new provisions, and should the invalid and ineffective provisions have such an essential importance with respect to the Agreement and to the Parties, the Agreement in its entirety shall be invalid and null and void.

18.3	Should, due to any change of a relevant economic or legal situation, the basis of this Agreement be modified to such an extent that one Party or the other Party cannot be reasonably expected to continue performing this Agreement, then the Parties shall amicably try to find an appropriate solution.

18.4	Any change of or amendment or supplement to this Agreement shall be made in writing and signed by authorized representatives of each Party to become effective. This obligations of this Art. 18.4 shall be deemed to have been met if: (a) a properly executed amendment or supplement is transmitted to the other Party by facsimile or electronic mail, executed by the receiving Party, and thereafter transmitted to the originating Party by facsimile or electronic mail, and (b) such mutual execution in (a) is followed without undue delay by execution and exchange of duplicate original documents.

18.5	Any declaration or other communication which may be necessary in relation to or in performance of this Agreement shall be made to the address of the Party concerned as mentioned in the heading of this Agreement, unless and until such Party has informed the other Party in writing of a new address.

18.6	Except with respect to the Nondisclosure Agreement (April 19, 2004) executed by the Parties, all previous Agreements and arrangements, if any between the Parties, are superseded by this Agreement but without prejudice to any rights which have already accrued thereunder to either Party.

18.7	This Agreement embodies the entire understanding of the Parties pertaining to the subject of this Agreement; there are no promises, claims, conditions or obligations expressed orally or in writing or implied other than those contained herein.

18.8	The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

Mahwah, New Jersey, 1 March ‘05 (date)	Mahwah, New Jersey 1 March ‘05 (date)

Neurobiological Technologies Inc.	Nordmark Arzneimittel GmbH & Co.KG
and NTI-Empire, Inc.

/s/ Stephen J. Petti	/s/ Peter Tonne
Mr. Stephen Petti	Dr. Peter Tonne
Vice President	Managing Partner
Product Development

/s/ Paul E. Freiman
Ratified by Mr. Paul Freiman
President and CEO

/s/ Jonathan Wolter
Mr. Jonathan R. Wolter
Vice President and CFO

Appendices

Appendix 1:	Description of Ancrod API (including Specifications) (Art. 1.1, 1.8)
Appendix 2:	Description of API Starting Material (Art. 1.4)
Appendix 3:	Description of Services to be Performed by Nordmark (Art. 1.12; 1.15; 4.2; 4.3; 4.4; 4.6)
Appendix 4:	Description of Ancrod Equipment (Art. 1.13; 4.1)
Appendix 5:	Allocation of Parties’ Responsibilities (Art. 2.2)
Appendix 6:	Ancrod-related Information Materials Provided by NTI (Art. 6.1)

Appendix 1

[***]

*Confidential Treatment Requested

Appendix 2

[***]

*Confidential Treatment Requested

Appendix 3

[***]

*Confidential Treatment Requested

Appendix 4

[***]

*Confidential Treatment Requested

Appendix 5

Allocation of Parties’ Responsibilities

(Article 2.2)

Basic Principles

1.	Nordmark is responsible for the manufacture, testing and quality of Ancrod as API pursuant to this Agreement.

2.	NTI is responsible for the manufacture and quality of the Investigational Medicinal Product (IMP) containing Ancrod as API, for the delivery of the IMP to investigators and hospitals, for the performing of clinical trials, for the safety of the IMP, its therapeutic effet and for the application for its registration.

Details

Responsibilities

	Nordmark	NTI
1. Composition of API	[***]	[***]

2. Batchnumber	[***]	[***]

3. API	[***]	[***]
3.1 Specification	[***]	[***]
3.2 Procurement of API starting material	[***]	[***]
3.3 Manufacturing instructions	[***]	[***]
3.3.1 Master batch record	[***]	[***]
3.4 Manufacture including documentation	[***]	[***]
3.5 Provide test instructions for quality control	[***]	[***]
3.5.1 Testing procedure/SOPs	[***]	[***]
3.6 Testing	[***]	[***]
3.7 Release	[***]	[***]

*Confidential Treatment Requested

3.8 Storage	[***]	[***]
3.9 Retention Samples	[***]	[***]

4. Excipients	[***]	[***]
4.1 Specification	[***]	[***]
4.2 Procurement	[***]	[***]
4.3 Storage	[***]	[***]
4.4 Analysis instructions	[***]	[***]
4.5 Analysis	[***]	[***]
4.6 Release	[***]	[***]
4.7 Retention samples	[***]	[***]

5. Packaging Material	[***]	[***]
5.1 Specification	[***]	[***]
5.2 Procurement	[***]	[***]
5.3 Packaging Material instructions	[***]	[***]

6. Archiving/Documentation	[***]	[***]

*Confidential Treatment Requested

Appendix 6

[***]

*Confidential Treatment Requested